                                                                    EXHIBIT 99.1

ALYDAAR SOFTWARE CORPORATION TO ACQUIRE DATA SYSTEMS NETWORK CORPORATION

ALYDAAR ACQUIRES DATA NETWORKING CAPABILITIES, EXPANDING ITS NEW
E-BUSINESS/ENTERPRISE INFORMATION PORTAL (EIP) FOCUS

CHARLOTTE, NC--(BUSINESS WIRE)--Feb. 1, 1999--Alydaar Software Corporation (NASDAQ: ALYD) today announced it has signed a definitive agreement to acquire Data Systems Network Corporation (OTC: DSYS) a Farmington Hills, Michigan, based network integration company with sales in excess of $85MM and 206 employees.

Under the terms of the acquisition and subject to certain adjustments, approximately 1.6 million shares of Alydaar common stock will be exchanged for all outstanding shares of Data Systems, with an overall estimated value for the transaction of approximately $17.5 million. The acquisition has been approved by the board of directors of each company and is subject to various closing conditions, including shareholder approval by the shareholders of Data Systems.

Data Systems provides innovative, custom designed data networking solutions, including design analysis, project management, product procurement, network security, document imaging, configuration services and a wide array of support services including help desk and system monitoring services.

Alydaar believes that the acquisition of Data Systems should be accretive to the combined business' net income per share for 1999. The acquisition will be accounted for as a pooling of interests.

Alydaar's CEO, Robert Gruder, stated, "The acquisition of Data Systems is a key component of our ongoing strategy to create Enterprise Information Portal solutions. EIP's allow users to access both structured and unstructured data stored in ERP systems, web sites, data warehouses, legacy mainframes, and client server systems. In order to effectively integrate EIP solutions, Alydaar plans to offer a wide range of e-business services, including network design and integration, web hosting, application server technology, consulting, sales force automation, and intranet/extranet implementation."

Gruder continued, "Data Systems has an established practice in enterprise document management and workflow systems. This competency is a key element in enhancing Alydaar's strategy to be the premier provider of EIP solutions. This is fundamental to the design of any EIP solution because 90% of an organization's information is unstructured data, i.e., documents, voice, video, and processes. The ability to manage both structured and unstructured data is critical to the successful deployment of these types of business solutions."

Michael Grieves, Data System's CEO, stated, "Alydaar has a strategic plan to implement enterprise wide digital solutions. The first phase of implementation of a digital solution is to have the right network design and to build upon it. For the last eight years, Data Systems has successfully assisted organizations with all facets of networking needs and requirements. We look forward to working with Alydaar as we integrate the Data Systems knowledge and expertise into the growing e-business marketplace."

A major strategic benefit for Alydaar from the acquisition is obtaining a 165 person sales and engineering force. Through the acquisition of Data Systems, Alydaar Software, which derived most of its 1998 revenues from factory based Year 2000 remediation services for legacy systems, will now be able to offer its clients the ability to evaluate, remediate, and audit Year 2000 issues surrounding their PCs, as well as their network environments. In addition, Data Systems, which has a significant state government contract base, will provide Alydaar the ability to accelerate the launch of its new e-Business/EIP products and services as well as a significant new marketing opportunity for its Year 2000 remediation services.

Alydaar Software Corporation is a worldwide developer of Enterprise Information Portals. Alydaar provides management consulting, design, development and the deployment of Virtual Information Portal solutions. Additionally, Alydaar assist's organizations in transforming their current legacy information systems architecture to support a heterogeneous, scalable, flexible, and ubiquitous internet/intranet architecture. Alydaar also offers Year 2000 services utilizing its SmartCode technology, remediating or auditing most computer languages on most hardware platforms. Alydaar's clients include: 3M (MMM), Advanced Micro Devices (AMD), DuPont (DD), Kelly Services (KELYA), McDonnell-Douglas (MD), Nabisco (NA), British Airways, Northern States Power (NSP), RJ Reynolds (RJR), TOTAL (TOT), OMG World-wide, and Whirlpool (WHR), among others. More information about Alydaar Software Corporation and its services can be found on the World Wide Web at http://www.alydaar.com.

Data Systems provides computer network services and products that enable the control of complex distributed computing environments and allow companies to capitalize on their investments in technology and people. The company provides a wide range of network integration services including installation, consultation, technical support and training. It also provides specialized services in network management, application development, enterprise document management and Year 2000 consulting. Based in Farmington Hills, Michigan, Data Systems has 16 offices and 206 employees. Data Systems customers include the State of Michigan, the State of Louisiana, the State of New York, and the State of Florida.

The statements made in this news release that are not historical facts contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as "may", "will", "anticipates", "projects", "estimates" or "continue", the negative thereof, other variations or comparable terminology, involve risks and uncertainties. Important factors, including certain risks and uncertainties, with respect to such forward looking statements that could cause actual results to differ materially from those reflected in such forward looking statements include, but are not limited to, the impact of competitive products and services, the Company's ability to manage growth and acquisitions of technology or people, the effect of economic and business conditions, including risks inherent in international operations and the ability to attract and retain technical personnel.